Geodyne Resources, Inc.
Samson Plaza
Two West Second Street
Tulsa, OK  74103

                                      Writer's Direct No.: 918-591-1006
                                      Legal Dept. Fax No.: 918-591-1718
                                              E-Mail: ajones@samson.com






                                 January 9, 2007




Ms. Jennifer Goeken
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

RE:   Geodyne Energy Income Limited Partnership - I-D,
      I-E, I-F, II-A, II-B, II-C, II-D, II-E, II-F, II-G,II-H
      Form 10-K for Fiscal Year Ended December 31, 2005 Filed March 29, 2006 Form 10-Q for Fiscal Quarter Ended September 30, 2006 Filed November 20, 2006
      File Nos. 0-15831, 0-15832, 0-15833, 0-16388, 0-16405, 0-16981,
      0-16980, 0-17320, 0-17799, 0-17802,0-18305

Dear Ms. Goeken:

     This confirms our telephone conversation of January 9, 2007 in which the above referenced Geodyne Energy Income Limited Partnerships requested additional time to answer your comment letter received on December 27, 2006. As we discussed, Geodyne will file, via EDGAR, no later than Monday, January 15, 2007 it's response to your letter.

                                              Very truly yours,

                                              GEODYNE RESOURCES, INC.


                                              //s// Annabel M. Jones
                                              Annabel M. Jones
                                              Assistant General Counsel -
                                              Corporate Affairs

AMJ/lp
cc:   PricewaterhouseCoopers